Exhibit 10.84

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

X

THE PEOPLE OF THE STATE OF NEW YORK,	:
by ELIOT SPITZER, Attorney General of the State of New York,	:	Index No.

Plaintiff,	:

-against-	:

MBIA, INC., MBIA INSURANCE CORPORATION,	:

Defendants.	:

X

ASSURANCE OF DISCONTINUANCE

PURSUANT TO EXECUTIVE LAW § 63(15)

Pursuant to the provisions of Executive Law § 63(12) and Article 23-A of the General Business Law (the “Martin Act”), Eliot Spitzer, Attorney General of the State of New York caused an investigation to be made of MBIA, Inc., and MBIA Insurance Corporation (collectively “MBIA”) related to MBIA’s scheme to mask the earnings effect of a major loss it suffered when a Pennsylvania hospital chain, Allegheny Health, Education and Research Foundation (“AHERF”) defaulted on $256 million of bonds MBIA had insured (the “Attorney General’s Investigation”); and the Superintendent of Insurance of the State of New York (the “Superintendent”), pursuant to Insurance Law Section 309, conducted an examination of MBIA (the “Examination”) and issued a Report on Examination as of December 31, 2003, dated September 21, 2005 (“Report on

Examination”). Based upon the Attorney General’s Investigation, and the Superintendent’s Examination, the following findings have been made:

PRELIMINARY STATEMENT

1. MBIA, Inc. through its subsidiary MBIA Insurance Corporation is the leading insurance company in the business of providing financial guarantees for bond issuers such as states and municipalities. Through these guarantees, MBIA assures purchasers of a given bond that the bond’s issuer will make its interest and principal payments on time. This makes the bond more attractive as an investment because the investor has MBIA, with a Triple-A credit rating, as a backstop in case the bond issuer defaults on its obligations. MBIA receives fees called premiums from the issuer in return for such a guarantee.

2. MBIA holds itself out to the investing public as a company that does not risk significant losses on the insurance it writes. It prides itself on its ability to choose bonds for its guarantees that will not default — what it calls in its most recent annual report “top quality risk management with a no-loss underwriting standard.” (MBIA 2004 Annual Report at 7).1 Pursuant to this “no-loss” standard, MBIA has held itself out to the public as an insurance company that will be unaffected by major losses.

3. The apparent success of this strategy has led to consecutive years of double digit earnings and a steadily rising stock price. As MBIA declared in its 1998 annual report: “This conservative approach has paid off for our shareholders with

[1]	Documents referenced in this Assurance of Discontinuance are appended in a separate volume entitled “Exhibits to Assurance.”

remarkable consistency. From January 1, 1989 through December 31, 1998, MBIA has produced a 14.2% average return on equity ... MBIA’s market value has increased by a factor of 9, and our core earnings have grown by an average of 15%.” (MBIA 1998 Annual Report at 12). The strategy has continued to work for MBIA to the present day: “This long-term discipline has worked well for MBIA and its shareholders. For the past 5-year period, operating earnings per share have grown 12% on average. . . our 5-year average annual return to shareholders has been 14.04%, compared with a loss of 2.3% for the S&P 500.” (MBIA 2004 Annual Report at 13).

4. In fact, however, MBIA’s winning streak came to an end in 1998, when a Pennsylvania hospital chain named the Allegheny Health, Education and Research Foundation (“AHERF”) defaulted on $256 million of bonds that MBIA had guaranteed. Rather than take a loss that would dwarf any previous loss it had suffered, MBIA entered into a fraudulent scheme to avoid booking the loss. It borrowed the money to cover the AHERF losses then disguised its loan payments as insurance premiums.

5. To carry out the scheme, MBIA’s then Chief Financial Officer, Juiliette S. Tehrani, found three insurance companies willing to enter into “reinsurance” policies with MBIA covering the AHERF exposure. Reinsurance is a term for insurance bought by an insurance company to cover risks on its own books. Since the AHERF bankruptcy had already occurred, however, no rational reinsurer would issue a policy covering MBIA’s loss unless it was certain it would recoup its payments. To obtain the “reinsurance,” MBIA had to agree to pay the three reinsurers back every cent of their money, plus a profit.

6. Had the investing public been aware of this arrangement, it would have understood that: (1) MBIA had borrowed money to cover a massive loss relating to AHERF; (2) it had agreed to pay the money back; and (3) the AHERF loss properly should be charged to earnings.

7. In late November 1998, after the “reinsurance” contracts were in place, MBIA sent the three reinsurers claims for $170 million, MBIA’s entire exposure on the AHERF transaction, which the reinsurers paid.2 In its 1998 financials, MBIA fraudulently treated the $170 million received from the reinsurers as reinsurance payments rather than as loans. As a result, MBIA avoided taking a $170 million charge to its 1998 earnings and its 1998 financials fraudulently overstated net income by approximately 25%.

8. The AHERF fraud created the perception that MBIA had put the AHERF loss behind it without a hit to earnings and led to a recovery in its stock price, which had declined after the AHERF bankruptcy.

9. In 2003, when questions arose about the AHERF loss, MBIA’s response was to state on its website that “MBIA did not have any agreement to reimburse the reinsurers for the loss they paid.” In fact, the only reason the reinsurers agreed to pay the AHERF loss was because such an agreement existed.

[2]	$170 million represents the net present value of MBIA’s obligation to pay interest and principal on the $256 million of bonds.

10. MBIA also stated misleadingly in a 2003 e-mail to a reporter that: “Th[e] premium [received by the reinsurers on future reinsurance business as repayment for the $170 million loan] was not compensation for the $170 million of stop loss coverage they provided to MBIA but rather they received a premium for the new risk they were assuming.” In 2004, when the same reporter reiterated his questions about the AHERF loss, MBIA’s Executive Chairman Jay Brown observed in an internal e-mail: “clearly the reinsurers entered the [Loss Contracts] because of the premium and the [Repayment Contracts]. To say anything different is inaccurate.” MBIA, however, took no steps to correct the misleading impression created by its 2003 statements.

11. In March of 2005, MBIA restated its books to reflect $70 million of the AHERF transaction as a loan, stating that it appeared likely that MBIA had made an undisclosed “oral agreement” with one of the AHERF “reinsurers.” However, MBIA has yet to reveal to investors the full truth about the AHERF payments and continues to account for the remaining $100 million of the AHERF money as “reinsurance.”

FACTS

I.	Background.

12. MBIA is the largest financial guarantor in the world, standing behind billions of dollars in obligations through its subsidiary, MBIA Insurance Corporation. MBIA’s guarantees are a form of insurance. In return for premiums, MBIA agrees to make timely principal and interest payments on an underlying obligation if there is a default. MBIA is able to provide an extremely credible guarantee because it has the highest possible credit rating, Triple-A. Maintenance of its Triple-A rating is critical to MBIA’s business.

13. MBIA is able to maintain a Triple-A rating partly because of its careful selection of risks. As explained in MBIA’s 1998 annual report, “[w]e have honed our core competency — the management of risk — to a keen edge with one purpose in mind: to protect our Triple-A ratings.” (MBIA 1998 Annual Report at 3). MBIA contrasts itself with other insurance companies that “tolerate higher levels of underwriting risk in the hope of making up losses through greater investment returns.” (MBIA 1998 Annual Report at 10). MBIA continues to emphasize the same theme to the present day, stating in its most recent annual report: “Our orientation is long-term, and we simply won’t compromise our strict no-loss underwriting standards, shirk our commitment to act in the best interests of our shareholders or renege on our pledge to protect our Triple-A ratings for the short-term gratification of top line growth.” (MBIA 2004 Annual Report at 13).

14. Prior to 1998, there were no major defaults on the financial obligations MBIA guaranteed. This changed on July 21, 1998, however, when AHERF, an entity whose bonds MBIA had guaranteed, filed for bankruptcy protection. MBIA had guaranteed $300 million of AHERF’s debt and was liable for making timely principal and interest payments on the debt.

15. On July 20, 1998, the day before AHERF’s bankruptcy filing, MBIA’s Surveillance Department, which was responsible for preparing loss estimates for senior management, prepared a memorandum advising MBIA’s President on reserving alternatives and press strategy regarding AHERF. The memo advised MBIA’s President that a reasonable estimate of the AHERF loss was between $95 and $100 million. (MBIA 4994). Despite this estimate, MBIA issued a press release the next day stating that its unallocated loss reserve of $75 million would cover the loss and that it did “not expect losses from this insured credit to affect its earnings.” (MBIA 16094).

16. When it made these assurances to the public, MBIA’s management knew the company faced the prospect of a very large AHERF loss. To avoid taking the loss and consequent charge to 1998 earnings, which would have likely shaken public confidence in MBIA, MBIA decided to enter into a fraudulent scheme to negate the effect of the AHERF loss.

17. The principal element of the scheme was for MBIA to negotiate reinsurance agreements which would cover the AHERF loss. At the direction of MBIA’s then CFO, Julliette S. Tehrani (“Tehrani”), Guy Carpenter & Company, Inc. (“Guy Carpenter”), the reinsurance brokerage arm of Marsh & McLennan Companies, Inc., contacted a number of reinsurers on MBIA’s behalf. Munich Re (Am Re) (“Munich Re”) and Axa Re Finance (“Axa Re”) expressed interest, and MBIA commenced negotiations with them in late July.

18. Through August and September of 1998, Tehrani negotiated agreements to retroactively cover the AHERF loss with Munich Re and Axa Re. The parties reached an agreement in principle at the earliest on September 2, 1998 and the two reinsurers signed slip agreements with MBIA for the first $100 million of coverage

(Munich covered losses from 0-$50 million; Axa from $50 to $100 million) on September 15 and 21.3 (MR 9788; MBIA 92).

19. On September 1, 1998, the day before MBIA reached agreements in principle with Munich Re and Axa Re, MBIA’s Surveillance Department briefed senior MBIA executives on its estimate of the AHERF loss. It reported that: “[a]t expected Ch. 11 auction sales ranges of $500–650 [million], MBIA will suffer a [net present value] loss of $100–150 [million] on [its AHERF bond] exposure of $256 million net.” (MBIA 97729). Thus, by the day MBIA reached an agreement in principle with Munich Re and Axa Re regarding the purported reinsurance agreements, MBIA’s loss estimates had climbed to approximately $100–150 million.

20. The new estimate demonstrated that the $100 million of coverage secured through Munich Re and Axa Re would not be enough to negate the effect of the AHERF loss. Tehrani therefore sought coverage for an additional $70 million from a third reinsurer, Zurich Reinsurance (North America), Inc. (“Zurich Re”). (MBIA 4342).

21. During the August-September period that Tehrani was arranging the reinsurance facilities, MBIA’s stock declined. Morgan Stanley noted on August 3, 1998: “MBIA shares are under pressure—falling three points on Friday to $67 and off from a high of $81. The chief investor concern seems to be the likely loss on a health care bond issue insured by MBIA.” (MBIA 97554). Merrill Lynch noted on August 4, 1998 that MBIA stock was “down 24% from the peak (versus the S&P 500’s 10% decline from its high)....” (MBIA 97566). By September 10, MBIA’s stock had fallen to approximately $46 per share.

[3]	A slip agreement is the term used in the insurance industry to describe binding term sheets setting forth the essential terns of the agreements.

22. On September 11, 1998, MBIA held a conference call for investors and analysts to address “the sharp and precipitous decline in MBIA’s stock price over the last two weeks.” On the call, MBIA’s President and the CEO announced that MBIA was negotiating reinsurance arrangements to cover the AHERF loss without any earnings impact. MBIA’s senior management knew at the time, however, that the arrangements were not reinsurance and were in substance loans. The following day, MBIA’s stock price increased 12.4% over the previous day’s close. MBIA then followed up the conference call with an announcement on September 29, 1998 that it had obtained “$170 million of reinsurance that it expects will cover” the AHERF losses. The announcement further said that as a result MBIA did “not expect exposure to this insured credit to affect its earnings or reduce its unallocated loss reserve.”

23. The September 29th announcement had a positive effect. The next day, Merrill Lynch published a research report with the title “Allegheny Effect on MBIA Largely Resolved.” (MBIA 25371). The report described the reinsurance facility MBIA had announced as “innovative” and noted that while MBIA’s revelation of a greater than expected loss of $170 million was “a legitimate disappointment,” the loss was “mitigated through the unique reinsurance solution.” (MBIA 25372). The report concluded that “[w]ith the Allegheny-related uncertainty mainly in the past and the company’s earnings reliability intact, MBIA shares offer significant rebound potential.” (MBIA 25371).

24. In the months after MBIA announced that the AHERF loss was covered by reinsurance, its stock began to rise. By the end of December, the stock had risen by more than 30% compared to its price on September 30, 1998.

II.	MBIA deceived the investing public by treating the AHERF transaction as reinsurance.

25. In fact, MBIA’s “unique reinsurance solution” to the AHERF problem was a series of loans disguised as “reinsurance.” MBIA told the investing public on September 29, 1998 that it had “entered into strategic business relationships” with the reinsurers. What MBIA did not tell investors was that these “relationships” amounted to agreements to repay the full $170 million plus interest. The complex arrangement consisted of two dependent parts. First, money flowed to MBIA via a set of “excess of loss” contracts with each of the three reinsurers which provided a total of $170 million in coverage to MBIA, ostensibly in exchange for approximately $3 million in premiums (hereinafter “The Loss Contracts”) (MBIA 8–22; 101–117; 340–351). Second, the money (plus profit) flowed back to the reinsurers over time via $300 million in reinsurance business (hereinafter “The Repayment Contracts”) (MBIA 35–55; 69–87; 129–147; 165–183; 590–602).

26. The Repayment Contracts assured reimbursement to the reinsurers by providing for hundreds of millions of dollars of premiums to reinsure risks that historically had few if any losses. There was virtually no chance that the reinsurers would ever have to pay claims on the Repayment Contracts that approached the amount of premiums they received. The reinsurers made sure of this by conducting detailed cash flow analyses that factored in MBIA’s historical loss ratios and the time value of money to assure that the reinsurers would realize a profit (through the Repayment Contracts) on the loans they were extending to MBIA through the Loss Contracts. (MR 8724; MR 9048; TM 0001). The reinsurers also required a number of structural features that ensured compensation, the most prominent of which was a “sliding scale commission” whereby, if there were losses, MBIA would absorb them up to 15% of the premium amount paid under the Repayment Contract. Furthermore, some of the Repayment Contracts had language allowing the reinsurer to pick and choose the risks it would reinsure. (MBIA 72, 133).4 The chances that, if there were losses at all, they would exceed the amount of premiums paid by MBIA for this reinsurance were remote.

27. The chronology set forth below shows that MBIA and the reinsurers understood perfectly that the Loss Contracts were loans and that the Repayment Contracts were specifically designed to pay risk-free reimbursement to the reinsurers. Further, in order to ensure that there was no risk transfer whatsoever under these arrangements, in at least two cases MBIA and the reinsurers entered into secret side agreements.

[4]	All the Repayment Contracts had special features designed to ensure the reinsurers would receive full compensation. One of the Repayment Contracts specified that a majority of the premiums paid under the contract should be “upfront premiums” that would be paid in an accelerated fashion. (MBIA 133). A 2000 MBIA e-mail notes that this is “an unusual requirement.” (MBIA 1964). Additionally, as noted in the text above, some of the Repayment Contracts had language allowing the reinsurers to decline to reinsure risks. (MBIA 72,133). In a memo to MBIA dated February 6, 2003, Axa Re stated why these features were added. It said: “To strengthen the reimbursement characteristics of these two SRF Agreements [ the Repayment Contracts], a sliding scale reinsurance commission and the ability by [Axa Re] to individually select each policy to be [paid] to these treaties were introduced in the contracts wordings.” (MBIA 5350).

A.	MBIA’s arrangement with Munich Re

28. To cover the first $50 million of loss from the AHERF bankruptcy, MBIA, acting primarily through Tehrani, sought coverage from Munich Re. Before negotiations with Munich Re began, however, the MBIA team that was monitoring the bankruptcy had told the then President of MBIA, Richard Weill, that a “best case” outcome for MBIA from the bankruptcy would be a loss of at least $57 million and that the most likely loss would be between $95 and $100 million. (MBIA 4994). MBIA’s management thus knew at the outset of negotiations that a $50 million loss at least, was virtually certain.

29. A July 31, 1998 Munich Re internal e-mail reflects that Tehrani and the head of MBIA’s reinsurance operations had informed Munich Re that the loss would be at least $50 million: “MBIA currently expects to incur a loss of $50 million related to this event. However, this loss estimate is very uncertain at this stage and may be quite a lot more.” (MR 8726). Munich Re thereafter assumed it would have to pay $50 million. A September 1, 1998 Munich Re e-mail observed “that in all of our analyses, we have assumed we would incur a $50 million loss up-front. . . .” (MR 0009034).

30. The certainty that there would be a loss of $50 million or more created several problems. The first was that neither Munich Re nor any other reinsurer could be expected to reinsure a certain $50 million loss unless the premiums for such insurance approached or exceeded $50 million. Premiums in that amount would defeat MBIA’s purpose of avoiding a $50 million charge to its income statement.

31. To solve this problem, MBIA devised a two-pronged proposal. (MR 8726): (a) MBIA and Munich Re would enter into a Loss Contract obligating it to pay the first $50 million of the AHERF loss in return for a nominal $2 million premium; and (b) simultaneously, MBIA and Munich Re would enter into a Repayment Contract under which MBIA would agree to repay Munich Re under the guise of reinsurance premiums. The transaction was structured to “ensure that [Munich Re] [would be] fully reimbursed for any payments made as a consequence of [the AHERF loss].” (MR 8724).

32. A second obstacle was not so easily solved. MBIA knew that the transaction would have to pass the scrutiny of its accountants, Pricewaterhouse Coopers (“PWC”), who would apply Statement of Financial Accounting Standards (“SFAS”) No. 113, which governs reinsurance contracts, to determine if a transaction can be accounted for as reinsurance. There were two issues related to SFAS No. 113.

33. The first accounting issue related to the Loss Contract and hinged on whether Munich Re would have to pay the full $50 million of coverage to MBIA or whether there was a significant probability that Munich Re could pay less than $50 million. SFAS No. 113 precludes treating a transaction as reinsurance when “the probability of a significant variation in either the amount or timing of the payments by the reinsurer is remote.” (SFAS No. 113 ¶ 9). MBIA had been advised by PWC that unless MBIA could document a loss estimate under $50 million, the transaction would not pass SFAS No. 113’s risk transfer test. (MBIA 111761).

34. To satisfy PWC, MBIA provided false information about its estimate of loss to PWC in order to create a paper trail which would justify treating the transaction as reinsurance. MBIA’s July 20, 1998 estimate regarding the AHERF loss had been that a “best case” outcome would involve a loss of $57 million and a more likely outcome was a loss of $95 million. By September 1, 1998, MBIA’s loss estimate had climbed to approximately $100–150 million. (MBIA 97729). Ignoring these estimates, MBIA falsely represented to PWC that its estimate of loss from the AHERF bankruptcy was $0 to $117 million. (MBIA 111762).

35. MBIA’s false representation regarding its estimate had the desired effect. Based on MBIA’s misrepresentation, PWC approved treating the Munich Re $50 million Loss Contract as reinsurance in a memorandum dated October 22, 1998. (PWC A0000633). Had MBIA not misrepresented to PWC that its estimate of loss was $0 to 117 million, PWC would have required MBIA to account for the payment as a loan, which could not be used to offset the AHERF loss.

36. The second accounting issue related to the Repayment Contract and hinged on whether the premiums paid under the Repayment Contract would fully compensate Munich Re for its $50 million payment under the Loss Contract. If so, there was a problem: MBIA knew that PWC could not allow it to treat the Loss Contract as reinsurance if Munich Re was fully compensated for its $50 million payment through a separate $98 million Repayment Contract. Paragraph 58 of SFAS No. 113 provides: “[a] contract does not meet the conditions for reinsurance accounting if features of the reinsurance contract or other contracts or agreements directly or indirectly compensate the reinsurer or related reinsurers for losses.” (SFAS No. 113, ¶ 58). In reviewing the Munich Re proposal, PWC had concluded that if MBIA paid $98 million in future premiums to Munich Re in exchange for its $50 million payment under the Loss Contract, there would be no reasonable chance that Munich Re would lose money on the transaction and the Loss Contract would not qualify as reinsurance.5 (MR 8724).

37. To meet PWC’s concerns, MBIA split the Repayment Contract into two Repayment Contracts — one providing for $70 million in premiums with a sliding scale commission and the second providing for $28 million without a sliding scale commission. This change, which PWC was fully aware of, did not alter the important economics of the transaction, however: Munich Re was getting the same total of $98 million in premiums, an amount that compensated it in full, and there was no reasonable possibility that Munich Re would lose money on the transaction. (MR 9201).

B.	MBIA’s arrangement with Axa Re

38. Since MBIA knew from the outset that the likely AHERF loss would be $95 million or more, it knew the $50 million coverage provided by the Munich Re Loss Contract would not be sufficient to cover the loss. Tehrani therefore simultaneously sought an additional $50 million Loss policy from Axa Re, a French reinsurer.

[5]	PWC reached its conclusion by doing a cash flow analysis of the combined contracts which compared the premium revenues that would be received by the reinsurer against its reasonably possible losses. Accountants use this analysis to determine whether a transaction involves enough risk of loss to qualify as reinsurance under SFAS No. 113. If the analysis shows that the total premiums the reinsurer will receive will be greater than the total payments for losses it is reasonably possible it will make, the risk of loss from the transaction is deemed too remote for the transaction to be classified as reinsurance.

39. Tehrani proposed to Axa Re’s representatives the same two-pronged structure that had been proposed to Munich Re: (a) a $50 million Loss Contract that would carry a nominal premium; and (b) a Repayment Contract that would repay Axa Re under the guise of reinsurance premiums. (MBIA 482-83).

40. Similar to Munich Re, Axa Re calculated that $97 million in premiums on the Repayment Contract would be necessary to compensate it for making the $50 million payment provided for under the Loss Contract. An Axa Re negotiator made this clear in an August 25 e-mail to MBIA concerning a preliminary proposal, which stated: “we want to be compensated fully through the [Repayment Contract payments],” and that if Axa Re had to pay the full $50 million under the Loss Contract, it would “need the full $97m . . . premium to compensate the $50m paid upfront.” (MBIA 494).

41. As it had with Munich Re, Axa Re’s demand for full compensation through $97 million in premiums created an accounting problem for MBIA. If MBIA paid $97 million in future premiums to a reinsurer that provided $50 million in coverage under a Loss Contract, there would be no reasonable chance that the reinsurer would lose money and the transaction would then not qualify as reinsurance under SFAS No. 113’s requirement that a reinsurer cannot be compensated for its losses. To accede to Axa Re’s demand for full compensation would therefore preclude MBIA from treating its arrangement with Axa Re as reinsurance.

42. To obtain favorable accounting treatment from PWC, MBIA and Axa Re entered into a Repayment Contract ceding only $60 million in premiums to Axa Re while simultaneously entering into a side agreement — which was not reflected in any of the written agreements and therefore presumably would not be part of PWC’s analysis — obligating MBIA to pay to Axa Re an additional $37 million in premiums if Axa Re had to pay $30 million or more under the Loss Contract.

43. The side agreement was temporarily set aside on September 2, 1998, when Tehrani informed Axa Re by e-mail that MBIA had an all-day meeting with its accountants, PWC, and that “we have eliminated the need for side agreements, all agreements will be in the contract.” Tehrani informed Axa Re that MBIA’s broker Guy Carpenter would be faxing new documents reflecting the change. (M 000053).

44. Guy Carpenter faxed Axa Re slip agreements for the Loss and Repayment Contracts with a fax cover page that explained the changes. The fax stated that the slips had been changed based on a revised point of view from MBIA’s auditors and that “no side agreement is necessary based on our current understanding of the rules.” (M 2603). After providing for only $60 million in premiums, the attached Repayment Contract slip incorporated the side agreement Axa Re and MBIA had previously agreed to, stating: “In the event that the amount of reinsurance recoveries under the Company’s [Loss Contract] exceed $30,000,000, the Company agrees to [pay] and [sic] additional $37,000,000 of [premiums].” (M 002616).

45. MBIA’s insertion of the terms of the side agreement into the slip was short-lived. The next day, September 3, 1998, Guy Carpenter faxed revised slips to

Axa Re removing the provision ceding an additional $37 million in premiums in the event Axa Re had to pay more than $30 million under the Loss Contract. In the fax cover page, Guy Carpenter reported: “As you know, MBIA’s auditor’s [sic] came back again with a need to change the wording of the ... [Repayment Contract] to delete all references to the [Loss Contract].” The fax went on to reassure Axa Re that: “I am certain MBIA will assure you that they will make every effort to ensure AXA Re’s long-term profitability on their overall account at attractive rates of return.” (M 2637).

46. The final slip agreement for Axa Re’s Repayment Contract was signed on September 15, 1998. It provided for only $60 million of future reinsurance business to Axa Re — and contained no reference to paying an additional $37 million if Axa Re paid more than $30 million on the Loss Contract as MBIA assumed it would. (MBIA 121).

47. Although the obligation to provide an additional $37 million in future premiums was not memorialized, MBIA agreed to honor the commitment in an unwritten side agreement.

48. That the side agreement to pay an additional $37 million in premiums survived is shown by a November 24, 1998 e-mail from a broker at Guy Carpenter, which specifically referred to the side agreement. The e-mail stated that an “[MBIA employee] called and the AXA deal where they must pay AXA $67M [sic] and through a side letter an additional $37M has now been triggered. . . . Due to accounting issues they need a separate contract for the payment of the $37M thus can we draw up a slip ASAP . . . based on the Munich RE slip.” (GC 374) (emphasis added).

49. Other documents also reflect the side agreement. An e-mail dated October 21, 1998 from MBIA’s head of reinsurance operations to Tehrani refers to “the Axa Re ‘Side Agreement.’” (MBIA 1315). Additionally, an Axa Re fax dated October 2, 1998 to rating agencies states that while the MBIA transaction in fact paid $97 million in premiums to Axa Re, only $60 million in premiums would be found in the written slip agreement. The fax explains that the reason the signed agreement would not reflect the actual agreement was “to accommodate MBIA’s FASB 113 requirements.” (M 2508).

50. An MBIA employee sent Axa Re a bill for the full $50 million payable under the Loss Contract in November 1998. (MBIA 15852). On or about December 17, 1998, MBIA honored the side agreement by executing a slip agreement with Axa Re requiring MBIA to pay Axa Re $37 million. (MBIA 127). The agreement facially appeared to be newly negotiated and unrelated to the AHERF transaction or Axa Re’s payment of $50 million.

51. MBIA’s removal of its obligation to pay an additional $37 million from the written agreement with Axa Re and placement of that obligation in an unwritten side agreement enabled the deal to pass the risk transfer analysis PWC subsequently performed. An October 22, 1998 risk transfer memorandum prepared by PWC considers only $60 million of premiums instead of the full $97 million provided for. (PWC A000637). Had the hidden $37 million of premiums been included in PWC’s analysis, the analysis would have demonstrated that it was not reasonably possible for Axa Re to lose money on the combined Loss and Repayment Contracts. The transaction would then have failed SFAS No. 113’s risk transfer test, and PWC could not have permitted MBIA to book Axa Re’s $50 million as a reinsurance payment.

C.	MBIA’s arrangement with Zurich Re

52. The $100 million in coverage provided by Munich Re and Axa Re was not enough to cover what MBIA had come to believe could well be a $170 million loss. In September, therefore, MBIA approached a third reinsurer, Zurich Re, and proposed a two pronged transaction similar to the transactions with Munich Re and Axa Re. MBIA proposed: (a) a $70 million Loss Contract that would carry a nominal premium; and (b) a Repayment Contract that would repay Zurich Re under the guise of reinsurance premiums.

53. Like the other two reinsurers, Zurich Re was unwilling to accept any reinsurance risk. This emerged in a letter from Zurich Re to MBIA’s broker, Guy Carpenter, in which Zurich Re proposed a cap on its potential losses so that they would never exceed the premiums Zurich Re would receive. (CR 315).

54. MBIA agreed to this approach but was forced to abandon it in October when PWC took the position that a cap on Zurich Re’s losses would remove the risk transfer necessary for the contract to qualify as reinsurance. (MBIA 20238; CR 269).

55. Desperate to obtain the $70 million in reinsurance from Zurich Re which MBIA had already publicly announced and which it needed to cover the anticipated $170 million loss from the AHERF bankruptcy, MBIA took a number of drastic steps to give Zurich Re the cap on losses that it wanted without reflecting it in the contract. MBIA’s first step was to induce Axa Re to cover any Zurich Re losses above

$13 million under the Repayment Contract. (MBIA - IM 19, 29). This would cap Zurich Re’s potential losses as Zurich Re had required. As one memo by MBIA explained, under this arrangement, “[r]isk retention by Zurich Re is minimal.” (MBIA 9215).

56. While the Axa Re reinsurance solved Zurich Re’s problem — it would be receiving more than $100 million in premiums for taking only 9% of the risk under the Repayment Contract — it created a problem for Axa Re, which would be receiving a mere $3 million in premiums for taking on more than 90% of the risk. (MBIA 9215). While the risk of a loss on the Repayment Contracts was extremely low, Axa Re had no economic incentive to take a disproportional amount of risk for a nominal premium. To make the transaction work for Axa Re, MBIA entered into a secret verbal agreement with Axa Re to take back the risk Axa Re was ostensibly assuming. Under this secret agreement, MBIA agreed to replace Axa Re as the reinsurer for Zurich Re within six years.6 This made MBIA the ultimate bearer of risk and its own reinsurer.

57. Both the Axa Re reinsurance and the secret agreement to assume Axa Re’s risk were negotiated by Julie Tehrani at a meeting between MBIA and Axa Re in Portugal at the end of October 1998 that was also attended by David Elliott, MBIA’s CEO at the time.7 Zurich Re signed a slip providing the final $70 million of coverage a few days later, on November 2, 1998. (MBIA 4342).

[6]	Given the nature of risks at issue in the Repayment Contract, the first six years of coverage were extremely unlikely to yield significant losses.
[7]	Mr. Elliott claims to have no recollection of discussing any business on the trip.

58. This left MBIA with one more problem. By the time Zurich Re executed the slip agreement, MBIA had known for over a month that the AHERF loss would be $170 million. It therefore knew that: (a) Zurich Re would be paying the $70 million limit provided under the Loss Contract; and (b) the Loss Contract therefore could not qualify as reinsurance because SFAS No. 113 precludes treating an agreement as reinsurance when “the probability of a significant variation in either the amount or timing of the payments by the reinsurer is remote.”

59. To meet this problem, MBIA’s CFO and CEO made a written representation to PWC two days after the Zurich Re slip was executed falsely stating that: (1) MBIA had reached an agreement in principle with Zurich Re six weeks earlier, on September 22, 1998; and (2) “These were binding reinsurance agreements on that date.” In fact, no binding agreement between the parties existed on September 22, 1998. (Cr 00259). As of September 22nd, Zurich Re had not yet decided or agreed to provide reinsurance to MBIA and did not bind itself to do so until the slip was signed on November 2, 1998. By then, MBIA had known for a month that the AHERF loss would be $170 million and that there would be no possibility of significant variation in the amount or timing of Zurich Re’s payment. Moreover, the agreement reached with Zurich Re in November was materially different than the arrangement the parties had been discussing in September.

60. In 2003, four years after making the secret agreement, MBIA denied to Axa Re that any agreement to reassume Axa Re’s risk existed. Axa Re then sued MBIA in 2004 to enforce the secret agreement at a time when fraudulent insurance arrangements had become the subject of increased regulatory scrutiny. MBIA’s Audit Committee ordered an investigation of Axa Re’s allegations. MBIA announced on March 8, 2005, that while it had not “conclusively determined” that the agreement existed, it appeared “likely” that there was a secret agreement with Axa Re. On this basis, MBIA restated its 1998 income reversing the Zurich Re portion of the AHERF reinsurance scheme.

61. The existence of the side agreement was more than “likely.” Its existence is conclusively demonstrated by: (a) contemporaneous notes by an Axa Re employee involved in the deal documenting the side agreement (M 2951); (b) handwritten notes by an MBIA employee attached to MBIA accounting documents confirming the existence of the agreement (MBIA 25445); and (c) an internal MBIA memo dated September 15, 1999 to MBIA’s then CFO, which reported that Axa Re asserted the existence of an “Understanding between [Julie Tehrani] and AXA Re Finance” that “MBIA assumes Zurich Re . . . exposure. . . .” (MBIA 9215).

III. MBIA’s False Statements.

62. The purpose of the convoluted AHERF “reinsurance” transaction was to allow MBIA to mislead investors about its financial condition.

A.	MBIA misled investors in 1998 about the impact of AHERF

63. On July 21, 1998, the day after AHERF filed for bankruptcy, MBIA issued a press release which stated that MBIA’s unallocated loss reserve of approximately $75 million would “be sufficient to meet anticipated losses from the bankruptcy filing.” The press release went on to state that as a result, “the company [did] not expect losses from this insured credit to affect its earnings.”

64. The July 21 press release was false and misleading. In that one day prior to its issuance, MBIA senior management had received a memorandum estimating the AHERF loss at $95 million and recommending that a loss reserve of $95 million be established. When it issued its July 21st release, MBIA therefore knew that contrary to what the release stated, the company’s $75 million unallocated reserve would not meet the anticipated AHERF loss, and that the company expected the losses from AHERF to affect its earnings.

65. On September 11, 1998, MBIA held a conference call to address “the sharp and precipitous decline in MBIA’s stock price over the last two weeks.” On the call, which covered a number of issues, the President and the CEO announced that MBIA was negotiating reinsurance arrangements to cover the AHERF loss without any earnings impact. MBIA’s senior management knew at the time, however, that the arrangements were not reinsurance and were in substance loans.

66. On September 29, 1998, MBIA issued another false and misleading press release. The release, entitled “MBIA Announces Exposure to Bankrupt Pennsylvania Hospital Group to be Covered by Reinsurance Agreements; Expects no Impact on Earnings,” announced that MBIA had “obtained $170 million of reinsurance that it expects will cover anticipated losses arising from [AHERF].”

67. The September 29 press release was false in that MBIA had not in fact obtained $170 million in reinsurance to cover the AHERF loss. MBIA’s arrangements with Munich Re and Axa Re did not qualify as reinsurance under SFAS No. 113 on multiple grounds. First, they did not meet SFAS No. 113’s requirement that there exist a more than remote possibility of significant variation in the amount the reinsurer would pay. MBIA estimated the AHERF loss at $100–150 million, making it virtually certain that both reinsurers would pay the full $50 million limit of their respective Loss Contracts. Second, the arrangements did not meet SFAS No. 113’s requirement that there exist a reasonable possibility that the reinsurer would realize a significant loss under the overall arrangement. The size of the premiums MBIA had agreed to cede to the reinsurers under the Repayment Contracts made significant loss not a reasonable possibility.

B.	MBIA misstated its income in its 1998 financial statements

68. MBIA issued its 1998 financials in March of 1999. The financials fraudulently treated the $170 million in payments MBIA had received from the three reinsurers as reinsurance payments, and netted the payments against the $170 million in reserves that MBIA had booked as a result of the AHERF bankruptcy. (MBIA 16763). This enabled the Company to falsely report net income for the year of $433 million and earnings per share of $2.88. (MBIA March 8, 2005 press release).

69. The 1998 financials MBIA issued overstated net income and earnings per share by more than 25%. Had the financial statement properly treated the payments MBIA received from the three reinsurers as loan proceeds, net income would have been approximately $110 million less than the $433 million reported, and earnings per share would have been more than $.75 less than the $2.88 reported. (MBIA March 8, 2005 press release).

70. MBIA’s 1998 annual report contained similar fraudulent statements. Utilizing the false numbers contained in the financials, the report falsely claimed that MBIA’s net income “increased 19%” over 1997. In fact, MBIA’s net income had decreased by more than 20%. The report further falsely stated that: “[c]ore earnings per share at $4.19 for 1998 grew by 14% over 1997 . . . continu[ing] our unbroken streak of double-digit increases since we became a public company in 1987” (MBIA 1998 Annual Report at 36), and boasted that: “with $170 million of reinsurance, our loss reserves, our earnings and our Triple-A ratings were unaffected.” (MBIA 1998 Annual Report at 5).

71. MBIA’s misleading 1998 financial results were republished in subsequent filings made in 1999, 2000, and 2001, and continued to create the false impression that the company had experienced an uninterrupted succession of profitable quarters.

C.	MBIA’s executives benefitted from the scheme

72. The CEO and Chairman of MBIA at the time, David Elliott, personally benefitted from the AHERF scheme because he received a $750,000 bonus and more than $1,000,000 in stock, options, and other forms of compensation in 1998, increasing his total compensation 79% from the prior year. (1999 Proxy Statement at 8; MBIA 24265). This compensation was based in part on meeting performance goals that would not have been met without the AHERF scheme.

73. The CFO at the time, Tehrani, also personally benefitted from the AHERF scheme. In an e-mail describing her 1998 accomplishments to David Elliott, she wrote: “My most important achievement for the year however, was the completion of the reinsurance program that allowed us to shelter the AHERF loss. I gain satisfaction from this task on several fronts - the significant financial benefit it provided MBIA, the opportunity it gave me to once again develop a creative accounting solution as I have done so many times in the past. . . .” (MBIA 24315). In his performance evaluation of Tehrani, Elliott wrote: “your biggest accomplishment was the pursuit, negotiation and effectuation of the special reinsurance program to cover AHERF and address our other needs. Your creativity, tenacity and refusal to give up saved the day for handling this loss and for securing the proper accounting treatment.” (MBIA 24314). Tehrani received a bonus of $275,000 and more than $500,000 in stock, options, and other forms of compensation in 1998, increasing her total compensation 16% from the prior year. (MBIA 24265).

D.	MBIA’s 2003 statements

74. In September 2003, questions began to arise about the AHERF transaction as a result of publicity surrounding American International Group (“AIG”)’s transaction with Brightpoint, Inc. (“Brightpoint”).8 To distinguish the AHERF transaction from AIG/Brightpoint, MBIA claimed in public statements that it did not have any agreement to reimburse or compensate its reinsurers for the $170 million they paid.

[8]	On September 11, 2003, the Securities and Exchange Commission announced the settlement of enforcement actions against AIG and Brightpoint for AIG’s sale of a “non-traditional” insurance product to Brightpoint for the stated purpose of “income statement smoothing.”

75. First, in the fall of 2003, MBIA posted on its website the following statement:

MBIA did not have any agreement to reimburse the reinsurers for the loss they paid. As part of this reinsurance arrangement, MBIA entered into quota share reinsurance agreements with the same reinsurers under which MBIA agreed to cede to them a specified amount of financial guarantee business over several years. Under these reinsurance agreements, the reinsurers agreed to assume both existing and future risk from MBIA and MBIA ceded the related reinsurance premiums. . . .

(MBIA 24520) (emphasis added).

76. Second, MBIA sent an October 10, 2003 e-mail in response to persistent questioning by a reporter concerning the AHERF transaction. The reporter asked whether “the reinsurers were compensated with future business” and whether this would “disqualify the transaction for reinsurance accounting purposes?” (MBIA 22778). MBIA’s e-mail to the reporter stated:

This premium [from the Repayment Contracts] was not compensation for the $170 million of stop loss coverage they provided to MBIA but rather they received a premium for the new risk they were assuming. (MBIA 22776).

77. In fact, the Repayment Contracts were compensation to the reinsurers for the Loss Contracts.

a.	A 1998 internal presentation to the MBIA Risk Management Group on the AHERF transaction refers to the Repayment Contracts as “Repayment of Funds Sent by Reinsurers per [the Loss Contracts].” (MBIA 26663).

b.	All three reinsurers — Munich Re, Axa Re, and Zurich Re, made clear in their correspondence to MBIA that the Repayment Contracts compensated them for the payment they would have to make under the Loss Contracts. (MBIA 487, 5351; MBIA-IM 49; MR 8726).

c.	PWC, MBIA’s auditor, stated in its analysis of the transaction that: “we know that the reinsurers would not have entered into the Excess contracts without the [Repayment] agreements.” (MBIA 3272).

d.	An MBIA August 6, 1998 memo describing the Axa Re portion said that the “Cost” for the Loss Contract with Axa Re would include: “A promise to [pay] $97 million of adjusted gross premium of over 6 years. . . .” (MBIA 4679).

78. MBIA’s website posting and e-mail were also inaccurate as to the risk the reinsurers were assuming under the Repayment Contracts. The website posting stated without any qualification that the reinsurers agreed to assume “future risk from MBIA,” and the e-mail stated similarly that the premium MBIA was receiving was for “the new risk [the reinsurers] were assuming.” In fact, the Repayment Contracts ensured that the reinsurers would have no real risk of loss.

79. MBIA’s 2003 statements did not put the AHERF issue to rest. On October 21, 2004, the reporter again asked whether there was a “transfer of risk” to the reinsurers. He asked whether the “guarantee of future business” was “a form of compensation.” He also asked: “Have any other comments changed since I wrote my original — or is there something you would like to add or clarify?” (MBIA 22717).

80. The Executive Chairman of MBIA, Jay Brown, gave his input concerning the reporter’s questions in an e-mail to MBIA executives, stating: “clearly the reinsurers entered the [Loss Contracts] because of the premium and the [Repayment Contracts]. To say anything different is inaccurate.” (MBIA 22716). The recipients of this e-mail then had a series of discussions about how to respond to the reporter.

81. MBIA’s written response to the reporter sent on November 1, 2004 did not correct its 2003 misstatements. (MBIA 22731).

82. On March 8, 2005, MBIA issued a press release that purported to correct its treatment of the AHERF loss. The press release stated that MBIA was restating its 1998 income and the income reported in subsequent years to “correct the accounting treatment” for the payment Zurich Re made to MBIA in 1998, and that “as a result of this restatement,” (a) MBIA’s financial result for 1998 would reflect a third quarter incurred loss of $70 million related to the AHERF bonds and its net income for 1998 would be reduced 11%; and (b) MBIA’s net income for the years 1999 through 2004 was inaccurate.

83. MBIA’s March 2005 press release corrected only the portion of MBIA’s 1998 overstatement of income that was due to MBIA’s mischaracterization of

Zurich Re’s $70 million payment; it left uncorrected the portion of MBIA’s overstatement of 1998 and subsequent year income due to its mischaracterization of the $100 million paid to MBIA in 1998 by Munich Re and Axa Re. MBIA continues (a) to improperly treat those payments as reinsurance payments, (b) to overstate its 1998 income by approximately 14%, and (c) to issue financial reports that misstate its 1998 income.

84. The release also continued to describe the Munich Re and Axa Re Repayment Contracts with those reinsurers as “separately entered into quota share reinsurance agreements” under which the reinsurers “assumed new risk on a pro rata basis in exchange for the [ ] premiums.” MBIA again failed to disclose that the contracts had been designed to ensure that the reinsurers would have no real risk of loss and were regarded by all parties as compensation for the payments the reinsurers made under the Loss Contracts.

85. MBIA has advised the Attorney General and the Superintendent of its desire and agreement to resolve all issues related to MBIA in the Attorney General’s Investigation.

86. MBIA has fully cooperated and continues to cooperate with the Attorney General’s Investigation and the Superintendent’s Examination.

87. The Attorney General finds the sanctions and agreements contained in this Assurance of Discontinuance (the “Assurance”) appropriate and in the public interest. The Attorney General is willing to accept this Assurance pursuant to Executive Law § 63(15), in lieu of commencing a statutory proceeding.

88. The Superintendent and MBIA will simultaneously with the Assurance enter into a Stipulation and MBIA will accept the New York State Insurance Department’s (“Insurance Department”) Report on Examination.

89. The Superintendent finds the relief and agreements contained in this Assurance and the corresponding Stipulation appropriate and in the public interest.

90. This Assurance is solely for the purpose of resolving the Attorney General’s Investigation, and is not intended to be used for any other purpose.

NOW THEREFORE, MBIA, without admitting or denying the above allegations, and the Attorney General hereby enter into this Assurance, pursuant to Executive Law § 63(15), and agree as follows:

I.	Affirmative Relief

A.	Disgorgement and Civil Penalty

1. MBIA shall pay $10,000,000 in disgorgement and restitution plus a civil money penalty in the amount of $15,000,000 for a total payment to the State of New York of $25,000,000. The $10,000,000 disgorgement and restitution payment shall be remitted and administered, together with the $50,000,000 payment payable in accordance with the Consent to Final Judgment filed by MBIA in connection with the matter captioned United States Securities and Exchange Commission v. MBIA Inc. on or near the date hereof (“SEC Judgment”).

2. The provisions in the SEC Judgment relating to the payment, administration and distribution of the $60,000,000 referred to in this section are incorporated herein by reference, and such terms are agreed to as part of this Assurance by MBIA. The $15,000,000 amount ordered to be paid as civil money penalties pursuant to this Assurance shall be treated as penalties paid to the State of New York for all purposes, including tax purposes.

3. MBIA agrees that it shall not, collectively or individually, seek or accept, directly or indirectly, reimbursement or indemnification, including, but not limited to, payment made pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to this Assurance.

B.	Independent Consultant Review

1. In accordance with the procedure specified in Paragraph 2 below, MBIA shall retain, pay for, and enter into an agreement with an independent consultant, not unacceptable to the Attorney General’s Office or the Insurance Department (“Independent Consultant”), to conduct a comprehensive review of the areas specified in subparagraphs (a) and (b) below, and to make recommendations to MBIA’s Board of Directors, after consultation with the Attorney General’s Office and the Insurance Department, regarding best practices in these areas. The agreement with the Independent Consultant shall contain the following provisions:

(a) The Independent Consultant shall review:

(i)	MBIA’s accounting for, and disclosures concerning, its investment in Capital Asset Holdings GP, Inc.;

(ii)	MBIA’s accounting for, and disclosures concerning, its exposure on notes issued by the US Airways 1998-1 Repackaging Trust; and

(iii)	MBIA Inc.’s accounting for, and disclosures concerning, any remediation transactions, during the period January 1, 1998 to the present, in connection with which MBIA Inc. or any of its affiliates repaid or acquired all or substantially all of an issue of insured securities insured by MBIA Insurance Corp., whether under the rights in an insurance policy, tender, or other means, other than as a result of (i) a claim or payment under the related policy or (ii) the exercise of a right to repay or acquire the insured securities under the insurance policy, tender, or other means when the outstanding amount of the insured securities is 10% or less of the original insured amount outstanding.

(b) The Independent Consultant shall also review the design of the review conducted on behalf of the Audit Committee of MBIA’s Board of Directors by Promontory Financial Group LLC, of MBIA’s compliance organization and monitoring systems, internal audit functions, governance process and other controls, including risk management and records management policies and procedures (the “Audit Committee Review”), and the implementation of any recommendations (or the agreed-upon procedure for implementation) by Promontory.

(c) The Independent Consultant shall issue a report to the Attorney General’s Office, the Insurance Department, and MBIA’s Board of Directors within six months of appointment, setting forth:

(i)	with respect to the items identified at subparagraph 1(a) above, his or her findings on whether MBIA acted in a manner consistent with generally accepted accounting principles (“GAAP”), statutory accounting principles and the federal securities laws. With respect to any matter as to which he or she concludes that MBIA acted in a manner inconsistent with GAAP, statutory accounting principles or the federal securities laws, he or she shall propose a plan of review designed to evaluate similar transactions or occurrences, if any, and provide reasonable assurance that all similar conduct inconsistent with GAAP, statutory accounting principles or the federal securities laws has been identified; and

(ii)	with respect to the matters identified at Paragraph 1(b) above, his or her findings concerning whether the Audit Committee’s Review was reasonably designed and implemented and, if not, any recommendations for further review to determine what policies and procedures should be implemented to achieve best practices.

The Report shall also include a description of the review performed, the conclusions reached, the Independent Consultant’s recommendations for any changes in or improvements to MBIA’s policies and procedures necessary to conform to best practices and a procedure for implementing the recommended changes in or improvements to MBIA’s policies and procedures.

Terms of Independent Consultant’s Retention

(d) In addition to the report identified above, the Independent Consultant shall provide the Attorney General’s Office, the Insurance Department and the Board of Directors with such documents or other information concerning the areas identified in Paragraph 1(a), above, as any of them may request during the pendency or at the conclusion of the review.

(e) The Independent Consultant shall have reasonable access to all of MBIA’s books and records, and the ability to meet privately with MBIA personnel. MBIA may not assert the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing the Independent Consultant with contemporaneous documents or other information related to the matters that are the subject of the review. MBIA shall cooperate with the Independent Consultant, by, among other things, making available to the Independent Consultant the results of the investigation of Capital Asset conducted in 1999 by outside counsel at the direction of the Audit Committee of MBIA’s Board of Directors. The Independent Consultant may consider and use the results of such prior investigation to the extent he or she deems appropriate in the course of conducting his or her own review. MBIA shall instruct and otherwise encourage its officers, directors, and employees to cooperate fully with the review conducted by the Independent Consultant, and inform its officers, directors, and employees that failure to cooperate with the review will be grounds for dismissal, other disciplinary actions, or other appropriate actions.

(f) The Independent Consultant shall have the right, as reasonable and necessary in his or her judgment, to retain, at MBIA’s expense, attorneys, accountants, and other persons or firms, other than officers, directors, or employees of MBIA, to assist in the discharge of his or her obligations under these Undertakings. MBIA shall pay all reasonable fees and expenses of any persons or firms retained by the Independent Consultant.

(g) The Independent Consultant shall make and keep notes of interviews conducted, and keep a copy of documents gathered, in connection with the performance of his or her responsibilities, and require all persons and firms retained to assist the Independent Consultant to do so as well.

(h) As to the Attorney General’s Office and the Insurance Department, the Independent Consultant’s relationship with MBIA shall not be treated as one between an attorney and client. The Independent Consultant will not assert the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing any information obtained in the review sought by the Attorney General’s Office or the Insurance Department.

(i) If the Independent Consultant determines that he or she has a conflict with respect to one or more of the areas described in Paragraph 1 or otherwise, the responsibilities with respect to that subject shall be delegated to a person selected pursuant to the procedures set forth in Paragraph 2 below.

(j) For the period of engagement and for a period of two years from completion of the engagement, the Independent Consultant shall not enter into any employment, consultant, attorney-client, auditing or other professional relationship with MBIA, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such; and shall require that any firm with which the Independent Consultant is affiliated or of which the Independent Consultant is a member, and any person engaged to assist the Independent Consultant in performance of the Independent Consultant’s duties under this Assurance not, without prior written consent of the Attorney General’s Office and the Insurance Department, enter into any employment, consultant, attorney-client, auditing or other professional relationship with MBIA, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement. For the purposes of this section, representation of a person or firm insured by MBIA shall not be deemed a professional relationship with MBIA.

MBIA Obligations Relating to the Independent Consultant

2. Within twenty days of the date of entry of this Assurance, MBIA will submit to the Attorney General’s Office and the Insurance Department a proposal setting forth the identity, qualifications, and proposed terms of retention of the Independent Consultant. The Independent Consultant’s compensation and expenses shall be borne exclusively by MBIA, and shall not be deducted from any amount due under the provisions of this Assurance. After consultation and in coordination with the U.S. Securities and Exchange Commission, the Attorney General’s Office and the Insurance Department, within thirty days of such notice, will either (a) approve MBIA’s choice of Independent Consultant and proposed terms of retention or (b) require MBIA to propose an alternative Independent Consultant and/or revised proposed terms of retention within fifteen days. This process will continue, as necessary, until MBIA has selected an Independent Consultant and retention terms that are not unacceptable to the Attorney General’s Office and the Insurance Department (and the U.S. Securities and Exchange Commission).

3. MBIA shall adopt all recommendations contained in the report of the Independent Consultant referred to in Paragraph 1(c), above; provided, however, that within fifteen days of receipt of the report, MBIA shall in writing advise the Independent Consultant and the Attorney General’s Office and the Insurance Department of any recommendations that it considers to be unnecessary or inappropriate. With respect to any recommendation that MBIA considers unnecessary or inappropriate, MBIA need not adopt that recommendation at that time but shall propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose.

4. As to any recommendation with which MBIA and the Independent Consultant do not agree, such parties shall attempt in good faith to reach an agreement within thirty days of the issuance of the Independent Consultant’s report referred to in Paragraph 1(c), above. In the event MBIA and the Independent Consultant are unable to agree on an alternative proposal, MBIA will abide by the determinations of the Independent Consultant.

5. MBIA, including the board of directors and committees of the board of directors of MBIA, shall not assert the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing any documents, information, or testimony requested by the Attorney General’s Office and the Insurance Department related to the review conducted by the Independent Consultant.

6. MBIA shall retain the Independent Consultant for a period of nine months from the date of appointment. The Attorney General’s Office and the Insurance Department or MBIA may in either’s discretion extend the Independent Consultant’s term of appointment.

7. Within ninety days of the receipt of the report referred to in Paragraph 1(c), MBIA shall certify to the Attorney General’s Office and the Insurance Department that all procedures recommended in the Independent Consultant’s report referred to in Paragraph 1(c), and any additional or alternative procedures agreed upon as a result of the procedure set out in Paragraphs 3 and 4 have been implemented.

Accountants’ Report

8. MBIA shall engage certified public accountants, which may be MBIA’s usual public accounting firm, to: (a) review whether MBIA acted in a manner consistent with GAAP, statutory accounting principles and the federal securities laws in its accounting, for, and disclosures concerning: (i) advisory fees, and (ii) the assets of Triple A One Funding, LLC, MBIA Global Funding, LLC, and Meridian Funding Company, LLC, included in the consolidated financial statements of MBIA; and (b) provide a written report of its review and conclusions to the Attorney General’s Office and the Insurance Department within thirty days of the entry of this Assurance (the “Accountants’ Report”).

Miscellaneous Provisions

9. After consultation and in coordination with the U.S. Securities and Exchange Commission, the Attorney General’s Office or the Insurance Department may, in its discretion, (a) require MBIA to expand the scope of the Independent Consultant’s engagement to include (i) the review of similar transactions or occurrences referred to at Paragraph l(c)(i) above, or (ii) following the Attorney General’s Office’s and the Insurance Department’s review of the Accountants’ Report, MBIA’s accounting for, and disclosures concerning: advisory fees, or the assets of Triple A One Funding, LLC, MBIA Global Funding, LLC, and Meridian Funding Company, LLC, included in the consolidated financial statements of MBIA; and (b) extend any of the deadlines set out in Paragraphs 1-8, above.

C.	Restatement of Earnings

1. MBIA shall restate its earnings on a GAAP basis for the years 1998 to 2004 in order to properly account for the AHERF transaction.

2. MBIA agrees to make the recommended changes to its statutory financial statements as reflected in the Insurance Department’s Report on Examination.

D.	General Relief

1. MBIA admits the jurisdiction of the Attorney General. MBIA will cease and desist from engaging in any acts in violation of the Martin Act and Executive Law § 63(12) and will comply with the Martin Act and Executive Law § 63(12).

2. Evidence of a violation of this Assurance by MBIA shall constitute prima facie proof of violation of the Martin Act and Executive Law § 63(12) in any civil action or proceeding hereafter commenced by the Attorney General against MBIA relating to the matters herein.

II.	Other Provisions

A.	Scope Of This Assurance

1. Definition: “Attorney General’s Investigation” means the Attorney General of New York’s investigation of MBIA’s disclosures and accounting relating to AHERF.

2. This Assurance shall conclude the Attorney General’s Investigation and any other issues arising from or relating to the subject matter of the Attorney General’s Investigation; provided, however, that nothing contained in this Assurance shall be construed to cover any claims that may be brought by the Attorney General to enforce MBIA’s obligations, either joint or several, arising from or relating to the provisions contained in this Assurance.

3. If MBIA does not make the payments as provided in section I.A. of this Assurance (i.e., pursuant to the SEC Judgment), or MBIA defaults on any obligation under this Assurance, the Attorney General may terminate this Assurance, at his sole discretion, upon 10 days written notice to MBIA and MBIA agrees that, in that event, any statute of limitations or other time related defenses applicable to the subject of the Attorney General’s Investigation and any claims arising from or relating thereto are tolled from the date of signing of this Assurance to the date of any such written notice. In the event of such termination, MBIA expressly agrees and acknowledges that this Assurance shall in no way bar or otherwise preclude the Attorney General from commencing, conducting or prosecuting any investigation, action or proceeding, however denominated, related to the Attorney General’s Investigation, against MBIA or from using in any way any statements, documents or other materials produced or provided by MBIA prior to or after the filing of this Assurance, including, without limitation, such statements, documents or other materials provided for purposes of settlement negotiations.

4. Nothing herein shall preclude New York State, its departments, agencies, boards, commissions, authorities, political subdivisions and corporations, other than the New York State Attorney General and only to the extent set forth in Paragraph II.A.2 above (collectively, “State Entities”) and the officers, agents or employees of State Entities, from asserting any claims, causes of action, or applications for compensatory, nominal and/or punitive damages, administrative, civil or criminal or injunctive relief against MBIA arising from or relating to the subject of the Attorney General’s Investigation.

5. Except in an action by the Attorney General to enforce the obligations of MBIA in this Assurance, neither this Assurance nor any acts performed or documents executed in furtherance of this Assurance: (a) may be deemed or used as an admission of, or evidence of, the validity of any alleged wrongdoing, liability or lack of wrongdoing or liability; or (b) may be deemed or used as an admission of or evidence of any such alleged fault or omission of MBIA in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. This Assurance shall not confer any rights upon persons or entities who are not a party to this Assurance. Nothing herein shall be construed to prohibit the use of any e-mails or other documents of MBIA or of others.

B.	Cooperation

1. MBIA shall cooperate fully and promptly with the Attorney General and shall use its best efforts to ensure that all the current and former officers, directors, trustees, agents and employees of MBIA cooperate fully and promptly with the Attorney General in all respects and such cooperation shall include, without limitation:

(a) production, voluntarily and without service of subpoena, upon the request of the Attorney General, of all documents or other tangible evidence requested by the Attorney General and any compilations or summaries of information or data that the Attorney General requests that MBIA prepare;

(b) without the necessity of a subpoena, having the current and former officers, directors, trustees, agents and employees of MBIA attend any Proceedings (as hereinafter defined) in New York State or elsewhere at which the presence of any such persons is requested by the Attorney General and having such current and former officers, directors, trustees, agents and employees answer any and all inquiries that may be put by the Attorney General to any of them at any proceedings or otherwise;

(c) fully, fairly and truthfully disclosing all information and producing all records and other evidence in MBIA’s possession, custody or control relevant to all inquiries made by the Attorney General;

(d) waiving, upon request by the Attorney General, all privileges including, without limitation, attorney-client and attorney work product privileges, with respect to all matters relating to the Attorney General’s Investigation;

(e) waiving, upon request by the Attorney General, all privileges relating to any internal investigations concerning matters involved in the Attorney General’s Investigation (whether conducted before or after the signing of this Assurance), including, without limitation, production of all interview notes taken in connection with any internal investigations; and

(f) making outside counsel reasonably available to provide comprehensive presentations concerning any internal investigation relating to all matters concerning the Attorney General’s Investigation and to answer questions.

2. All communications relating to cooperation pursuant to this Assurance may be made to MBIA’s attorneys as follows: John H. Hall, Esq., Debevoise & Plimpton, LLP, 919 Third Avenue, New York, New York 10022.

3. In the event MBIA fails to comply with this section of the Assurance, the Attorney General shall be entitled to specific performance in addition to any other remedies in the Assurance or otherwise.

C.	Miscellaneous Provisions

1. This Assurance and any dispute related thereto shall be governed by the laws of the State of New York without regard to any conflicts of laws principles.

2. No failure or delay by the Attorney General in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative.

3. MBIA consents to the jurisdiction of the Attorney General in any proceeding or action to enforce this Assurance.

4. MBIA enters into this Assurance voluntarily and represents that no threats, offers, promises, or inducements of any kind have been made by the Attorney General or any member, officer, employee, agent or representative of the Attorney General to induce MBIA and to enter into this Assurance.

5. MBIA agrees not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any finding in this Assurance or the Stipulation or creating the impression that this Assurance or the Stipulation is without factual basis. Nothing in this paragraph affects MBIA’s: (a) testimonial obligations; or (b) right to take legal or factual positions in defense of litigation or other legal proceedings to which the Attorney General is not a party.

6. This Assurance may be changed, amended or modified only by a writing signed by all parties hereto.

7. This Assurance constitutes the entire agreement between the Attorney General and MBIA and supersedes any prior communication, understanding or agreement, whether written or oral, concerning the subject matter of this Assurance.

8. If any provision of this Assurance is found to be unenforceable, such finding shall not effect the enforceability of the remaining provisions hereof.

9. This Assurance shall be binding upon MBIA and its successors and assigns.

10. This Assurance shall be effective and binding only when this Assurance is signed by all parties. This Assurance may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

WHEREFORE, the following signatures are affixed hereto on the dates set forth below.

Dated: November 2, 2005

MBIA, Inc.

/s/ Gary Dunton

Name: Gary Dunton

Title: Chief Executive Officer and President, MBIA, Inc.

ACKNOWLEDGMENT

STATE OF NEW YORK	)
:ss.
COUNTY OF NEW YORK	)

On this 2nd day of November, 2005, before me personally came Gary Dunton, known to me, who, being duly sworn by me, did depose and say that he is the Chief Executive Officer and President of MBIA, Inc., the entity described in the foregoing Assurance, is duly authorized by MBIA Inc., to execute the same, and that he signed his name in my presence by like authorization.

/s/ Barbara B. Edelmann
Notary Public
My commission expires:

BARBARA B. EDELMANN

Notary Public, State of New York

No. 4858965

Qualified in Westchester County

Commission Expires May 19, 2006

/s/ John H. Hall, Esq.
John H. Hall, Esq.
Debevoise & Plimpton, LLP
Attorneys for MBIA
919 Third Avenue
New York, New York 10022 Dated: Jan. 24, 2007

ANDREW M. CUOMO
Attorney General of the State of New York

/s/ Gary R. Connor
Gary R. Connor
Deputy Bureau Chief
Office of the New York State Attorney General
Investment Protection Bureau
120 Broadway, 23rd Floor
New York, New York 10271

Dated: Jan. 25, 2007

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